TRUST FOR PROFESSIONAL MANAGERS

INVESTMENT ADVISORY AGREEMENT

with

BRIGHT ROCK CAPITAL MANAGEMENT, LLC

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of the 20th day of April, 2010, by and between Trust for Professional Managers, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of the series of the Trust as listed in Schedule A attached hereto, which may be amended from time to time (each, a “Fund, and collectively, the “Funds”), and Bright Rock Capital Management, LLC, a Massachusetts limited liability company (hereinafter called the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, each Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Trust desires to retain the Adviser to render advice and services to the Funds pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser, and the Adviser hereby accepts such appointment, to render investment advisory and related management services, as described herein, with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees”).

2. DELIVERY OF DOCUMENTS.  The Trust has delivered properly certified or authenticated copies of each of the following documents to the Adviser and will promptly deliver to the Adviser properly certified or authenticated copies of all future amendments and supplements thereto, if any:

(a) Resolutions of the Board of Trustees authorizing the appointment of the Adviser and the execution and delivery of this Agreement;

(b) The Trust’s registration statement with respect to the Funds (the “Registration Statement”)filed under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act, as shall be amended from time to time, including each prospectus (the “Prospectus”) and statement of additional information (the “SAI”) relating to the Funds.

(c) Exhibits, including Fund service contracts, the Trust’s governing documents, powers of attorney and any and all other documents relating to or filed in connection with the Registration Statement and relating to the Funds; and

 (d) The Trust’s compliance policies and procedures adopted pursuant to the requirements of Rule 38a-1 under the Investment Company Act.

3. DUTIES OF ADVISER.

(a) GENERAL DUTIES. The Adviser shall act as investment adviser to the Funds and shall supervise investments of the Funds on behalf of the Funds in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Funds’ Prospectus and SAI, and such other limitations, policies and procedures as the Trustees may impose from time to time in writing to the Adviser (collectively, the “Investment Policies”), provided that the Adviser has actual or constructive notice of any changes by the Trustees to such Investment Policies.  In providing such services, the Adviser shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986, the Uniform Commercial Code and other applicable law.

Without limiting the generality of the foregoing, the Adviser shall: (i) furnish the Funds with advice and recommendations with respect to the investment of the Funds’ assets and the purchase and sale of portfolio securities for the Funds, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Funds, subject to the ultimate supervision and direction of the Board of Trustees; (iii) vote proxies for the Funds and file ownership reports for the Funds under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iv) make available to the Funds, promptly upon request by the Fund’s administrator or another agent of the Fund, any of the Funds’ or the Adviser’s investment records and ledgers as are necessary to assist the Funds in complying with requirements of the Investment Company Act and other applicable laws; (v) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Funds’ assets that the Funds’ administrator or distributor or the officers of the Trust may reasonably request; and (vi) render to the Board of Trustees such periodic and special reports with respect to the Funds’ investment activities as the Board of Trustees may reasonably request, including at least one in-person appearance annually before the Board of Trustees. Unless instructed by the Board of Trustees, it is understood and agreed that the Adviser shall have no obligation to initiate litigation on behalf of the Funds.

(b) BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for the Funds, for broker-dealer selection, and for negotiation of brokerage commission rates.  Subject to the Adviser’s obligation to obtain best execution, the Adviser shall have full and sole discretion to select brokers or dealers to effect the purchase and sale of securities, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Board of Trustees. The Adviser’s primary consideration in effecting a securities transaction will be to obtain the best execution for the Funds. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following, among other things, into consideration: the best net price available (including the applicable brokerage commission or spread); the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the value of the expected contribution of the broker-dealer to the investment performance of the Funds on a continuing basis; the nature of the market for the security; the timing of the transaction; the quality of the service; the difficulty of execution; execution capabilities and operational facilities of the broker-dealer involved; and the broker-dealer’s risk in positioning a block of securities. Accordingly, the price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Adviser, by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees may determine, provided that the Adviser has actual or constructive notice or knowledge of such policies, and consistent with Section 28(e) of the Exchange Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and the Adviser’s other clients as to which it exercises investment discretion. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as of other clients, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so purchased or sold with those of its other clients in order to obtain the most favorable price or lower brokerage commissions and the better execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

3. REPRESENTATIONS OF THE ADVISER.

(a) The Adviser shall use its reasonable best judgment and efforts in rendering the advice and services to the Funds as contemplated by this Agreement.

(b) The Adviser shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c) The Adviser shall conduct its operations at all times in conformance with the Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

4. INDEPENDENT CONTRACTOR; NON-EXCLUSIVITY; TRADING FOR THE ADVISER’S OWN ACCOUNT.

(a) The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Funds or the Trust in any way, or in any way be deemed an agent for the Funds or the Trust. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others (whether or not their investment objectives and policies are similar to those of the Funds) and to engage in other activities, so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. The performance of such services for others by the Adviser shall not be deemed to violate or give rise to any duty or obligation to the Funds.

(b) The Trust’s appointment of the Adviser is not an exclusive arrangement.  The Trust may from time to time appoint other individuals or entities to furnish it with the services provided for herein.

(c) Subject to Subparagraph 4(d) below, nothing in this Agreement shall limit or restrict the Adviser or any of its members, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account or for the accounts of others for whom they may be acting. The Trust acknowledges that the Adviser and its members, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of for the Funds.  The Adviser shall have no obligation to acquire for a Fund a position in any investment which the Adviser, its members, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and the practice of the Adviser not to favor or disfavor consistently or conspicuously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

(d) The Adviser will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Advisers Act and has been approved by the Board of Trustees.

6. ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include any compliance staff and personnel required by the Adviser and persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser may desire, but shall not be deemed to include any brokers or dealers who provide research or statistical material, or other services, to the Adviser.

7. EXPENSES.

(a) During the term of this Agreement, the Adviser shall pay all expenses incurred by it in the connection with its activities under this Agreement.  Specifically, the Adviser shall be responsible for (i) the Funds’ organizational expenses; (ii) the expenses of providing the personnel, office space and equipment reasonably necessary for the Adviser’s management of the Funds in accordance with the terms of this Agreement; (iii) the expenses of printing and distributing extra copies of the Prospectus, SAI, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any applicable plan adopted pursuant to Rule 12b-1 under the Investment Company Act (each, a “12b-1 Plan”); (iv) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Adviser, and (v) any costs of liquidating or reorganizing the Funds (unless such cost is otherwise allocated by the Board of Trustees). If the Adviser has agreed, whether voluntarily or pursuant to an agreement, to limit the operating expenses of the Funds, the Adviser shall also be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.

(b) Each Fund is responsible for and shall assume the obligation for payment of all of its own expenses, other than as stated in Subparagraph 7(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; management fees payable to the Adviser pursuant to Section 8; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund, including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of the Fund’s shareholders and the Board of Trustees that are properly payable by the Fund; salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; any costs of indemnification pursuant to Section 13; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; the costs of conducting shareholder meetings (except as set forth above); legal, auditing and accounting fees; all or any portion of trade association dues or educational program expenses determined appropriate by the Board of Trustees; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses (such as litigation expenses), except as herein otherwise prescribed.

(c) The Adviser, in its sole discretion, may voluntarily or contractually absorb certain Fund expenses.

(d) To the extent the Adviser incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from such Fund to the extent of the Adviser’s actual costs for providing such services. In determining the Adviser’s actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing such services.

(e) The Adviser may not pay fees in addition to any Fund distribution or servicing fees to financial intermediaries, including, without limitation, banks, broker-dealers, financial advisors, or pension administrators, for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, except with the prior authorization of the Board of Trustees.  Where such arrangements are authorized by the Board of Trustees, the Adviser shall report regularly to the Trust on the amounts paid and the relevant financial institutions.

8. INVESTMENT ADVISORY AND MANAGEMENT FEE.

(a) The Funds shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to the Funds pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement.

(b) The management fee shall be accrued daily by the Funds and paid to the Adviser on the first business day of the succeeding month.

(c) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement. If the effective date of this Agreement is other than the first day of a month and/or if this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month. The final fee upon termination of this Agreement shall be payable within ten (10) days after the date of termination.

(d) The fee payable to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to a Fund and as required under any expense limitation agreed to by the parties or imposed by any state securities regulations applicable to the Fund.

(e) The Adviser, in its sole discretion, voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Funds under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(f) Any such reductions made by the Adviser in its fees or payment of expenses which are a Fund’s obligation are subject to reimbursement by such Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses, if any. Under the expense limitation agreement, the Adviser may recoup reimbursements made in any fiscal year of a Fund over the following three fiscal years.  Any such reimbursement is also contingent upon the Board of Trustees’ review and approval at the time the reimbursement is made. Such reimbursement may not be paid prior to a Fund’s payment of current ordinary operating expenses.

(g) The Adviser, in its sole discretion, may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

9. NO SHORTING; NO BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Funds. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Funds or pledge or use the Funds’ assets in connection with any borrowing not directly for the Funds’ benefit. For this purpose, failure to pay any amount due and payable to the Funds for a period of more than thirty (30) days shall constitute a borrowing.

10. CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust, Amended and Restated By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Funds. In this connection, the Adviser acknowledges that the Trustees retain ultimate plenary authority over the Funds and may take any and all actions necessary and reasonable to protect the interests of the Funds’ shareholders.

11. REPORTS AND ACCESS.

(a) The Adviser agrees to supply such information to the Funds’ administrator and to permit such compliance inspections by the Funds’ administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Board of Trustees.

(b) The Trust agrees to provide the Adviser such information about the Trust and the Funds as is necessary and appropriate for the Adviser to perform its services hereunder.  Such information includes, but is not limited to, the Trust’s Trust Agreement and Declaration of Trust and By-Laws and all compliance policies and procedures of the Trust.  The Trust agrees to provide to the Adviser promptly any amendment to the foregoing and, if any such amendment would materially affect the services to be provided by the Adviser hereunder, the Trust agrees to provide the amendment to the Adviser prior to its adoption by the Board of Trustees.

(c) The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by shareholders in accordance with applicable law.

12. VALUATION OF FUND ASSETS. The parties agree and acknowledge that valuations of the Funds’ portfolio shall be governed by the terms of the Fund’s fund accounting servicing agreement, as such agreement may be amended from time to time.

13. ADVISER’S LIABILITIES AND INDEMNIFICATION.

(a) The Adviser shall only have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Funds’ offering materials (including the Prospectus, the SAI, and any advertising and sales materials) provided directly in writing by the Adviser or otherwise accepted, adopted or approved by the Adviser.  The Adviser shall have no responsibility for the accuracy and completeness (and no liability for the lack thereof) of the statements in the Funds’ offering materials (including the Prospectus, the SAI and any advertising and sales materials) supplied for inclusion therein by any party other than the Adviser, including, but not limited to, the Funds’ administrator, the Trust, any Trustee, or any other third party.

(b) The Adviser shall be liable to the Funds for any loss (including brokerage charges) incurred by the Funds as a result of any improper investment made by the Adviser in contradiction with the Investment Policies.

(c) In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Funds.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Funds may have under any federal securities law or state law.

(d) Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(e) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

14. TERM. This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective amendment to the Registration Statement, and shall remain in effect for a period of two years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for a Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

15. RESERVATION OF NAME.

(a) The Adviser warrants that each Fund’s name is not deceptive or misleading.  Any concern regarding copyright, trademark, or patent infringement with respect to the name used by a Fund shall be resolved by the Adviser.

(b) The Adviser shall at all times have all rights in and to the Funds’ names, “Bright Rock Mid Cap Growth Fund” and “Bright Rock Quality Large Cap Fund,” or any name derived from using the name “Bright Rock.”

(c) No public reference to, or description of, the Adviser or its methodology or work shall be made by the Funds, whether in the Prospectus, SAI or otherwise, without the prior consent of the Adviser, which consent shall not be unreasonably withheld. In each case, the Funds shall provide the Adviser a reasonable opportunity to review any such reference or description before being asked for such consent.

(d) The Funds shall have a license to use, but have no other rights in or to, the words “Bright Rock,” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Within 60 days from the termination of this Agreement, the Funds shall cease to use such a name or any other name connected with the Adviser.

(e) It is understood and hereby agreed that the name “Trust for Professional Managers or “TPM” is the property of the Trust for trademark and all other purposes.  The Adviser undertakes and agrees that, in the event that the Adviser shall cease to act as investment adviser to the Funds, the Adviser shall promptly take all necessary and appropriate action to discontinue use of the Trust’s name and will  further refrain from using the Trust’s name; provided, however, that the Adviser may continue to use the Trust’s name for the sole purpose of identifying the Trust as an account formerly managed by the Adviser or as otherwise consented to by the Trust in writing prior to such use.

16. DISCONTINUATION OF PUBLIC OFFERING. Subject to the prior approval of the Board of Trustees, the Adviser may instruct the Funds’ distributor to cease sales of shares of a Fund to new investors due to concerns that an increase in the size of the Fund may adversely affect the implementation of the Fund’s investment strategy.  Subject to prior approval by the Board of Trustees, the Adviser may subsequently instruct the Funds’ distributor to recommence the sale of shares of a Fund.

17. TERMINATION; NO ASSIGNMENT.

(a) This Agreement may be terminated without payment or penalty by the Trust on behalf of a Fund at any time, by the Board of Trustees or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days’ written notice to the Adviser, and without payment or penalty by the Adviser upon sixty (60) days’ written notice to a Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Funds’ affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Funds maintained by the Adviser on behalf of the Funds. Notwithstanding the foregoing, the Adviser shall have the right to retain a copy of any such books and records for regulatory and compliance purposes.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

18. NONPUBLIC PERSONAL INFORMATION. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its directors, members, officers, and employees (1) to treat confidentially (a) all records and other information relative to the Funds’ prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.  The foregoing shall not apply to, or restrict the Adviser’s (or any of its affiliates’) use of, any records or information with respect to the Adviser’s (or any affiliates’) other clients, including records or information relating to such other clients’ holdings in the Funds, to the extent that the Adviser (or its affiliate) obtains such records or information in the course of providing advisory or other services to such other clients (it being understood that the Adviser and its affiliates are subject to independent confidentiality obligations with respect to such records and information under the G-L-B Act, Regulation S-P, and applicable banking regulations).

19. ANTI-MONEY LAUNDERING COMPLIANCE. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Trust and/or the Funds’ administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust pursuant to the Trust’s Anti-Money Laundering Policy. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

20. CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Adviser agrees to use its reasonable best efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Adviser agrees to inform the Trust of any material development related to the Funds that the Adviser reasonably believes is relevant to the Funds’ certification obligations under the Sarbanes-Oxley Act.

21. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

22. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

24. AMENDMENT OF THIS AGREEMENT. This agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by a majority of those Trustees who are not “interested persons” (as this phrase is defined in the Investment Company Act) of the Trust, voting in person at a meeting called for the purpose of voting on such amendment, or if required by the Investment Company Act, by the affirmative vote of a “majority of the outstanding voting securities” ( as that phrase is defined in the Investment Company Act) of each Fund.

25. WRITTEN DISCLOSURE STATEMENT. The Trust, on behalf of the Funds, acknowledges receipt, at least forty-eight (48) hours prior to entering into this Agreement, Part II of the Adviser’s current filing with the Securities and Exchange Commission on Form ADV.

26. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

TRUST FOR PROFESSIONAL MANAGERS	BRIGHT ROCK CAPITAL MANAGEMENT, LLC
on behalf its series listed on Schedule A

By:/s/ Joseph Neuberger	By:/s/ David B. Smith
Name: Joseph Neuberger	Name: David B. Smith
Title: President	Title: Chief Investment Officer

SCHEDULE A

Series or Fund of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
Bright Rock Mid Cap Growth Fund	1.00%
Bright Rock Quality Large Cap Fund	1.00%